Exhibit 99.1

IKON NAMES DAN MURPHY VICE PRESIDENT OF ENTERPRISE SERVICES

FOR RELEASE: FRIDAY, AUGUST 25, 2006

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced the promotion of Dan Murphy to lead IKON’s global Enterprise Services organization as Vice President of Enterprise Services reporting to Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. This appointment reflects IKON’s continued commitment to develop and deliver industry-leading document management services and solutions.

“Dan is an industry veteran who understands the market’s evolving trends and emerging customer needs. His strong background in marketing, corporate strategy and communications makes him the ideal choice as we look to accelerate our services and solutions business to help our customers improve their document efficiency and streamline workflow,” said Matthew J. Espe, IKON’s Chairman and Chief Executive Officer.

In this position, Murphy will oversee the global strategy and services portfolio development for IKON’s wide range of document management services designed to help customers leverage technology and gain document efficiency. IKON Enterprise Services includes Customer Services, providing service and support with a team of over 6,000 service professionals worldwide; Managed Services which includes on-site managed copy and mailroom services and fleet management, as well as off-site legal document services; and Professional Services which includes document assessment services, as well as workflow, imaging and consulting services.

Murphy joined IKON in 2002 as Vice President of Services Marketing. In this role, he was responsible for developing, positioning and marketing the company’s services portfolio, and launched several key initiatives including IKON Service ExcellenceSM, a proprietary methodology that provides world-class services and best practices for on-site managed services engagements. Most recently, he was IKON’s Vice President of Strategic Planning and Communications.

Prior to joining IKON, Murphy held several key leadership positions in software and services companies, including Vice President of Marketing for Pitney Bowes Management Services; Executive Vice President of Sales and Marketing for Radview Software Incorporated, a software and services company; as well as various sales and marketing roles at IBM. Murphy holds a master’s degree in business administration from Harvard Business School.

Murphy succeeds Michael Kohlsdorf, who is leaving IKON to become the Chief Executive Officer of a privately held software and services company in Atlanta, Ga.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, EFI and HP, and document management software from companies like Captaris, Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2005 revenue of $4.4 billion, IKON has approximately 26,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions West, Inc. All other trademarks are the property of their respective owners.

(GIKN)
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